Exhibit 10.15

Named Executive Officer Salary, Bonus and Perquisite Arrangements for 2005

     Set forth below is a description of certain compensation arrangements for 2005 for the following officers of ITLA Capital Corporation (the “Company”) and Imperial Capital Bank, referred to below as the “named executive officers”: George W. Haligowski, Chairman of the Board, President and Chief Executive Officer; Norval L. Bruce, Vice Chairman of the Board and Chief Credit Officer; Timothy M. Doyle, Senior Managing Director and Chief Financial Officer; Don Nickbarg, Senior Managing Director and Chief Banking Officer; Maria P. Kunac, Senior Managing Director and Chief Lending Officer; and Scott Wallace, Managing Director — Finance and Treasurer.

Base Salaries

     Effective January 1, 2005, the base salaries of the named executive officers were set as follows:

Name	Base Salary
George W. Haligowski	$590,000
Norval L. Bruce	241,500
Timothy M. Doyle	225,000
Don Nickbarg	185,500
Maria P. Kunac (1)	185,000
Scott Wallace	162,000

(1)	Ms. Kunac joined the Company on November 1, 2004.

2005 Executive Bonus Plan

     Under the Company’s 2005 Executive Bonus Plan, the named executive officers are eligible for cash bonuses in the discretion of the Compensation Committee of the Company’s Board of Directors based on their review of the Company’s performance and the individual’s performance in 2005, with Mr. Haligowski providing recommendations for the bonus amounts for the named executive officers other than himself. The maximum bonus for Mr. Haligowski was set at 150% of his base salary, and the maximum bonuses for the other named executive officers were set at 50% of base salary, provided that Mr. Haligowski may recommend to the Compensation Committee that Ms. Kunac’s bonus be increased to 55% of her base salary.

Corporate Vehicle Program

     The Company maintains a corporate vehicle program, under which officers at or above the First Vice President level are given the choice of the use of a Company-purchased vehicle, with the Company covering the purchase cost up to a specified amount and the costs of operating the vehicle (including insurance, gasoline, maintenance and repairs), or a monthly allowance intended to cover the costs of the officer’s operation of his or her own vehicle for business use. On January 5, 2005, the maximum Company-covered purchase cost and monthly allowance options for the Managing Director level and above were set as follows:

Officer Level	Max. Purchase Cost	Monthly Allowance
Chief Executive Officer	$98,750	$2,600
Vice Chairman, Unit
President or Senior
Managing Director	$62,000	$1,600
Managing Director	$50,000	$1,300

Additional Chief Executive Officer Compensation and Benefits

     Effective January 3, 2005, the Company transferred its timeshare interest in a resort club to Mr. Haligowski as compensation. Based on an independent third party appraisal, the Company determined that this timeshare interest had a fair market value at the time of transfer of $175,000.

     Mr. Haligowski receives various perquisites and other personal benefits, including the use of up to 35 hours of chartered aircraft services during 2005. The aggregate cost to the Company of providing these perquisites and other personal benefits to Mr. Haligowski during 2005 is not expected to exceed $250,000.

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